Exhibit 10.3

MPS GROUP, INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

SECTION 1

Establishment and Purpose. MPS Group, Inc., a Florida corporation (the “Company”), hereby establishes an incentive compensation plan, which shall be known as the MPS Group, Inc. Executive Annual Incentive Plan (the “Plan”). The purposes of the Plan are to further the growth and financial success of the Company by offering performance incentives to designated executives who have significant responsibility for such success, to encourage management to focus on key corporate, business unit and individual performance objectives, and to assist in the attraction and retention of qualified management talent through a competitive compensation package. All Awards granted under the Plan shall be governed solely by the terms of the Plan, the Award Notification, the Plan Rules and applicable law.

SECTION 2

Definitions.

“Affiliate” means a company or organization that directly, or indirectly through one or more intermediaries, is controlled by the Company, whether through the ownership of voting securities, by contract or otherwise, and may be an unincorporated entity, division or operating unit of the Company or any its Affiliates.

“Award” means the cash incentive bonus granted to a Participant in accordance with the provisions of the Plan.

“Award Notification” means the written terms and conditions applicable to an Award granted to a Participant, substantially in the form attached as Appendix B.

“Award Opportunity” means the percentages, as set forth in the Award Notification, that are to determine the amount of the Participant’s Award. Award Opportunity levels shall generally be dependent upon an individual’s position in the Company or an Affiliate and level of responsibility.

“Base Annual Salary” means the actual regular annual base salary paid to a Participant during the applicable Plan Year, excluding bonus, automobile allowance, dues or other special awards (but as increased by the amount of any pre-tax deferrals or other pre-tax payments made by the Participant to the Company’s deferred compensation or welfare plans (whether qualified or non-qualified)). Base Annual Salary shall not include income from stock options, restricted stock awards, fringe benefits, tax gross-ups or similar items.

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Change in Control” means any of the following events:

(a) The acquisition by any “person,” as the term person is used for purposes of Sections 13(d) or 14(d) of the Exchange Act, of legal or beneficial ownership of 35% or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

(b) Individuals who, as of the Effective Date constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Board of Directors shall be considered as though such individual were a member of the Board of Directors as of the date hereof;

(c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case unless the shareholders of the Company immediately before such reorganization, merger or consolidation own, directly or indirectly, immediately following such reorganization, merger or consolidation at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the voting securities immediately before such reorganization, merger or consolidation; or

(d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company, or (ii) the sale or other disposition of more than 50% of the assets of the Company within a twelve month period.

“Chief Executive Officer” means the chief executive officer of the Company, unless otherwise specified.

“Chief Financial Officer” means the chief financial officer of the Company, unless otherwise specified.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors, or any subcommittee thereof, comprised of not less than the minimum number of persons from time to time required by Section 16(b) of the Exchange Act or Code Section 162(m), or any other committee designated by the Board of Directors which is responsible for administering the Plan.

“Company” means MPS Group, Inc., a Florida corporation, and its successors.

“Effective Date” shall have the meaning ascribed to it in Section 7(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Performance Criteria” means one or more criteria selected by the Committee to measure performance for the year and which are listed on Appendix A attached hereto.

“Financial Performance Objective” means one or more Financial Performance Criteria that are applied to a Participant in determining the component of the Plan that relates to financial performance.

“Key Performance Objective” means an established individual goal applied to a Participant in determining a component of the Plan that relates to other than financial performance.

“Maximum Award” means the maximum percentage of Base Annual Salary which may be paid to a Participant as an Award based upon the performance during the Plan Year.

“Named Executive Officer” means a Participant who for a particular Plan Year is one of the group of “covered employees” under Code Section 162(m) and the regulations thereunder.

“Participant” means an employee of the Company or an Affiliate who is designated by the Committee in its sole discretion to participate in the Plan.

“Performance Level” means one or more related levels of Financial Performance Objectives and Key Performance Objectives as established by the Committee. Each Performance Level may be expressed on an absolute and/or relative basis; or may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies; and in the case of earnings-based measures, may consist of or utilize comparisons related to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets.

“Plan Rules” has the meaning ascribed to it by Section 3(a).

“Plan Year” means the twelve month period which is the same as the Company’s fiscal year. The initial Plan Year shall be January 1, 2004 through December 31, 2004.

“Target Award” means the percentage of Base Annual Salary which will be paid to a Participant as an Award if the Performance Level applicable to the Participant for the Plan Year is achieved, as reflected in the Plan Rules for such Plan Year.

“Threshold Award” means the percentage of Base Annual Salary which may be paid to a Participant as an Award based on the minimum acceptable performance during the Plan Year.

SECTION 3

Administration.

(a)	The Plan will be administered by the Committee, subject to its right to delegate responsibility for administration of the Plan as set forth herein. Subject to the terms of the Plan and applicable law, the Committee will have authority to establish: (i) the employees who are to become Participants in the Plan; (ii) the

Target Award, Maximum Award and Threshold Award that can be granted to each Participant and the method for determining such award which the Committee may amend from time to time; (iii) the applicable Financial Performance Objectives and Key Performance Objectives for each Participant, which Financial Performance Objectives will include one or more of the Financial Performance Criteria listed on Appendix A attached hereto, as determined by the Committee each year; (iv) the time or times and the conditions subject to which any Award may become payable; and (v) the form of payment of an Award (collectively, the matters referred to in (i) – (v) above are “Plan Rules”) .

(b)	The Plan Rules will be adopted by the Committee prior to, or as soon as practical after, the commencement of each Plan Year, provided that with respect to Named Executive Officers such Plan Rules will be adopted within the time provided in the regulations under Code Section 162(m) if compliance therewith is necessary or desirable in the Committee’s determination. Subject to the provisions of the Plan and the Committee’s right to delegate its responsibilities, the Committee will also have the discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan. The determinations of the Committee on the matters referred to in paragraphs (a)(i) through (iv) of this Section 3 with respect to Named Executive Officers (and such other Participants as the Committee may determine) may be submitted at least annually to the Board of Directors for its consideration and ratification, provided that with respect to the Chief Executive Officer the Committee shall establish the Award level and performance targets. For Participants who are not Named Executive Officers, or for Named Executive Officers for which the Committee may determine that compliance with Code Section 162(m) is not necessary or warranted in any Plan Year, the Committee may in its discretion establish Financial Performance Criteria or other performance measures not listed on Appendix A without obtaining shareholder approval.

SECTION 4

Eligibility. The Committee will designate by name or position the Participants for each Plan Year, which designation may be based upon the recommendations of the Chief Executive Officer and other designees. Any employee who is a Participant in one Plan Year may be excluded from participation in any other Plan Year. If, during the Plan Year, a Participant, other than a Named Executive Officer for which compliance with Code Section 162(m) is warranted or desirable in the Committee’s determination, changes employment positions to a new position that corresponds to a different Award level, the Committee may, in its discretion, adjust the Participant’s Award level for such Plan Year. The Committee may, in its discretion, designate employees who are hired after the beginning of the Plan Year as Participants for such Plan Year and as eligible to receive a full or partial Award for such year.

SECTION 5

Awards.

(a)	Each Participant shall receive an annual Award Notification that shall address the terms and conditions of his/her annual Award Opportunity. The Award Notification shall address the weighting between the Financial Performance Objectives and any Key Performance

Objectives; the Performance Levels for each objective; and such other terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan.

(b)	At the end of each Plan Year, the finance department of the Company will determine the actual financial performance for the Plan Year. The Chief Executive Officer will review any individual Key Performance Objectives for other Participants to determine the achievement of those Performance Levels. Once the Performance Levels have been determined, the Chief Financial Officer or its designee will calculate the actual Award payment.

(c)	At the end of each Plan Year, the Committee shall certify the extent to which the Financial Performance Objectives and Key Performance Objectives have been achieved for such Plan Year based upon information provided by the Company and such other information related to the Participant as the Committee deems necessary. Subject to the right to decrease an Award as described in the next paragraph, the Participant’s Award shall be computed by the Committee based upon the achievement of the established Financial Performance Objectives and/or Key Performance Objectives, the Plan Rules, measurement criteria and the requirements of the Plan. In addition to any adjustments which the Committee may provide for in the Award or the Plan Rules, the Committee may, in determining whether Financial Performance Objectives and Key Performance Objectives have been met, adjust the Company’s or Affiliate’s financial results to exclude the effect of unusual charges or income items, changes in accounting rules or other events (such as acquisitions, divestitures and equity and similar restructurings, force reductions or similar corporate restructurings, asset impairments), ((including impairments of goodwill and other intangible assets)), which in the Committee’s judgment distort the comparison of results from one year to another (either on a segment or consolidated basis). The Committee may also make adjustments to eliminate the effects of changes in tax law, rules and regulations. With respect to Named Executive Officers, the Committee shall consider the provisions of Section 162(m) of the Code in making adjustments for awards intended to comply with Section 162(m) of the Code.

(d)	The Committee may, in its discretion, decrease the amount of a Participant’s Award for a Plan Year based upon such factors as it may determine, including the failure of the Company or Affiliate to meet certain performance goals or of a Participant to meet his or her Key Performance Objectives. The factors to be used in reducing an Award shall be established at the beginning of a Plan Year and may vary among Participants.

(e)	In the event that the Company’s or Affiliate’s performance is below the performance standards for the Plan Year and the Awards are reduced or cancelled, the Committee may in its discretion grant Awards (or increase the otherwise earned Awards) under the Plan to deserving Participants, except that any adjustments for Participants who are Named Executive Officers shall be made in a manner consistent with the next paragraph.

(f)	The Plan Rules and Awards under the Plan shall be administered in a manner to qualify payments under the Plan to Named Executive Officers for the performance-based exception under Code Section 162(m) and the regulations thereunder, except where the Committee or the Board of Directors determines such compliance is not desirable or required. The maximum Award that may be paid to an individual Participant for a Plan Year shall be $3 million.

(g)	No Participant will have any vested right to receive payment of any Award until such date as the Committee has made its determination with respect to the payment of such Participant’s Award; provided, that where the Committee determines that Board ratification of its determination is necessary or desirable, then no right to payment of any Award to such Participant is vested until the Board has so ratified the Committee’s determination. Except as provided herein or stated otherwise in a Participant’s employment agreement, severance agreement or other arrangement, no Award will be paid to any Participant who is not an active employee of the Company or an Affiliate at the end of the Plan Year to which the Award relates; provided, that, at the discretion of the Committee or its designee, partial Awards may be authorized by the Committee to be paid to Participants (or their beneficiaries) who are terminated without cause (as determined by the Committee or its designee) or who retire, die or become permanently and totally disabled during the Plan Year. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any Participant or person acquires a right to receive payments from the Company or an Affiliate pursuant to an Award, such right shall entail no interest in any specific asset of the Company or Affiliate and shall be no greater than the right of any employee of the Company or Affiliate generally.

(h)	Payment of the Awards will be made as soon as practicable after their determination (but in no event later than March 15th of the year following the Plan Year for which the Award is earned), subject to a Participant’s right to defer payment pursuant to any applicable deferred compensation plans or arrangements of the Company. Payment will generally be made in a lump sum in cash, unless the Committee otherwise determines at the beginning of the Plan Year.

SECTION 6

General.

(a)	Notwithstanding the responsibilities of the Committee set forth herein, the Committee may delegate to the Chief Executive Officer or others all or any portion of its responsibility for administration of the Plan. Such delegation may include, without limitation, the authority to designate employees who can participate in the Plan, to establish Plan Rules, to interpret the Plan, to determine the extent to which performance criteria have been achieved, and to adjust any Awards that are payable. In the case of each such delegation, the administrative actions of the delegate shall be subject to the approval of the person within the Company to whom the delegate reports (or, in the case of a delegation to the Chief Executive Officer, to the approval of the Committee to the extent a Named Executive Officer is involved).

(b)	Upon the occurrence of a Change in Control, unless the Participant otherwise elects in writing, the Participant’s Award for the Plan Year shall be awarded at the greater of the Target Award level, or the actual level of achievement of the Financial Performance Objective(s), Key Performance Objectives or Performance Levels for such Plan Year to the date of the Change in

Control (determined by projecting the achievement level to the date of the Change in Control as performance for the full Plan Year), without any reductions under this Plan, and shall be deemed to have been fully earned for the Plan Year, provided that the Participant shall only be entitled to payment of a pro rata portion of the Award based upon the number of days within the Plan Year that had elapsed as of the effective date of the Change in Control. Notwithstanding the foregoing sentence or anything stated herein elsewhere, nothing in this Plan is intended or should be construed to alter, limit or diverge from the terms of any employment agreement or severance agreement between a Participant and the Company or any Affiliate where such employment agreement or severance agreement provides for a greater payment on account of an Award in the event of a change in control (as defined in such employment or severance agreement), and the terms of any employment agreement or severance agreement between a Participant and the Company or any Affiliate that provide for a greater payment of an Award to a Participant in the event of a change in control (as defined in such employment or severance agreement) shall prevail and/or control over the terms in this Plan, and the Participant shall be due the benefit of the greater payment of an Award provided for pursuant to the terms of such employment agreement or severance agreement with the Company or an Affiliate, provided that nothing stated herein is intended to duplicate payment to a Participant on account of any Award. The Award amount shall be paid in cash within thirty (30) days after the effective date of the Change in Control.

(c)	Except as provided below, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution.

(d)	The Committee may provide for each Participant to designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled under this Plan. Such designation will be made in the manner determined by the Committee and may be revoked by the Participant in writing. If the Committee does not provide for such designation, or if a Participant fails effectively to designate a beneficiary, then the estate of the Participant will be deemed to be the beneficiary.

(e)	The Company shall deduct from each Award the amount of any taxes required to be withheld by any governmental authority, or the Participant may make other arrangements that the Committee may accept at the Committee’s discretion to satisfy such tax obligations.

(f)	Subject to employment agreement or applicable law, no person shall have any claim to be named as a Participant, and there is no obligation for uniformity of treatment of employees, Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

(g)	Nothing in the Plan or in any Award shall confer (or be deemed to confer) upon any Participant any rights to continued employment, or interfere with or restrict in any way the rights of the Company or an Affiliate to suspend, alter or terminate the employment of any Participant at any time for any reason whatsoever, with or without cause.

(h)	Unless otherwise expressly provided in the Plan or binding employment or severance agreements, all designations, determinations, interpretations and other decisions, under or with respect to the Plan or any Award, shall be within the discretion of the Committee, may be made at any time, and shall be final, conclusive and binding upon all persons, including the Company and any Affiliate, any Participant and any holder or beneficiary of any Award. The Committee shall have full power and authority to determine whether, and to what extent, any Award shall be canceled or suspended if the Participant (a) without the consent of the Committee, while employed by the Company or an Affiliate, or after termination of such employment but while payment of an Award otherwise still remains due, becomes associated with, employed by, renders services to, or owns any interest in, other than any non-substantial interest, as determined by the Committee, any business that is in competition with the Company or such Affiliate, or (b) is terminated for cause as determined by the Committee.

(i)	No member of the Board or Committee, or designee, shall be personally liable for any action taken or determination made with respect to the Plan or any Award or payment granted or not granted hereunder.

(j)	All obligations of the Company under the Plan with respect to Plan Rules issued and Awards granted hereunder shall be binding upon any assignee or successor to the Company, whether such assignee or successor is the result of an acquisition of stock or assets of the Company, a merger, consolidation or otherwise.

(k)	The Plan shall be interpreted and construed under the laws of the State of Florida without giving effect to conflict of law principles.

SECTION 7

Term of the Plan.

(a) The Plan shall be effective as of January 1, 2004 (the “Effective Date”).

(b) The Committee (subject to the ratification rights of the Board of Directors) or the Board may suspend or terminate the Plan at any time, or amend the Plan in any respect, provided that no such action will, without the consent of an affected Participant, adversely affect the Participant’s rights under an existing Award.

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APPENDIX A

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MPS GROUP, INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

For purposes of the Plan, Financial Performance Criteria shall be one or more of the following Company, Affiliate, operating unit or division financial performance measures:

(i)	“EBITDA” which means earnings before interest, taxes, depreciation and/or amortization

(ii)	“EBIT” which means earnings before interest and taxes

(iii)	Earnings, consolidated pre-tax earnings, net earnings, earnings per share

(iv)	Operating income

(v)	Gross margin, gross margin growth

(vi)	Revenues, revenue growth, revenue per employee

(vii)	Market value added, economic value added

(viii)	Budget goals

(ix)	Cost goals

(x)	Return on equity, assets, net assets, capital employed, incremental equity or investment

(xi)	Total shareholder return

(xii)	Profit, economic profit, capitalized economic profit, after tax profit, pre-tax profit

(xiii)	Cash flow measures, cash flow return

(xiv)	Sales, sales volume

(xv)	Stock price

(xvi)	Business expansion goals

(xvii)	Goals relating to acquisitions or divestitures.

Notwithstanding the foregoing: (a) the Committee may provide in an Award Notification that, for purposes of measuring attainment of the foregoing Financial Performance Criteria, results may exclude or discount amounts attributable to earnings of Affiliates acquired after the Effective Date and during the Plan Year; and (b) in the event any newly established branch operation commences business after the Effective Date, the financial performance of such branch operation shall not be included in the calculation of any earnings measure during the first nine months of such operations, unless such branch operation has positive earnings within the nine month period and then only for the period in which such is positive.

APPENDIX B

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MPS GROUP, INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

FORM OF AWARD NOTIFICATION

AWARD NOTIFICATION

EXECUTIVE ANNUAL INCENTIVE PLAN

[200X]

Name: [Name]

Position: [Title]

This document serves as notification of your base salary and performance goals effective January 1, 200X.

Base Annual Salary: $[            .00]

Annual Incentive Award Opportunity:

Threshold Award – XX%

Target Award – XX%

Maximum Award – XXX%

Performance Objectives; Weightings

Performance Level

Threshold Performance – XX%

Target Performance – XX%

Maximum Performance – XXX%